Exhibit 99.1

Kodiak Oil & Gas Corp. Provides Operations Update

Thursday January 8, 2009, 8:00 am EST

DENVER, Jan. 8 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Alternext US: KOG), an oil and gas exploration and production company with assets in the Green River Basin of southwest Wyoming and Colorado and the Williston Basin of North Dakota and Montana, today provided an operations update.

Williston Basin Operations Update — Dunn County, North Dakota

Kodiak’s exploration efforts target oil and gas production from the middle member between the upper and lower Bakken shales, which is the source rock for existing hydrocarbons. The Three Forks/Sanish Formation, a productive interval lying directly below the lower Bakken shale, is also expected to be a future exploration target. Commercial production from the Three Forks/Sanish Formation is being reported by operators in the immediate area.

The Moccasin Creek (MC) #16-34-2H well (Kodiak operates with 60% working interest [WI] and 49% net revenue interest [NRI]) recently reached total depth. The well, located in the southwestern portion of Kodiak’s leasehold, was drilled to an approximate total vertical depth (TVD) of 10,350 feet and a total measured depth (TMD) of 15,525 feet. During drilling operations, the wellbore encountered oil and gas shows in the lateral. A liner was run to total depth and completion work is tentatively scheduled after drilling of the MC #16-34H well is finished. The well successfully reached TMD in 38 days, which is within the Company’s initial estimate of 40 days to total depth.

The drilling rig has been skid approximately 50 feet where drilling recently commenced on the MC #16-34H well (Kodiak operates with 60% WI and 49% NRI). The MC #16-34H is projected to be drilled to a TVD of 10,350 feet and proposed TMD of 14,800 feet.

Six miles east of the Moccasin Creek wells, Kodiak has completed construction of a drilling pad for the Charging Eagle (CE) #1-22-15H and the CE #1-22-23H wells. Approximately 10 miles north of the Moccasin Creek locations, a second drill pad is being constructed for the Two Shield Butte (TSB) #16-8H and the TSB #16-8-16H wells. Kodiak operates both locations and will utilize the skid package on its rig to move between wells, minimizing mobilization time and surface disturbance. Upon completion of the MC #16-34H well, the drilling rig will be moved to one of these drilling pads.

As of January 1, 2009, Kodiak had approximately 56,000 gross and 36,000 net acres under lease on the Fort Berthoud Indian Reservation (FBIR). Kodiak operates all of its leasehold on the FBIR, with the exception of approximately 9,000 net acres that are in a participating area previously established with another operator.

Vermillion Basin Operations Update — Sweetwater County, Wyoming

Drilling activities to evaluate the productive potential of the Baxter shale continue in the Vermillion Basin. Devon Energy operates the wells which are being drilled pursuant to an agreement entered into with Devon during the first quarter of 2008. Subsequent to Kodiak’s last operations update on November 18, 2008, the operator drilled one well horizontally in the Horseshoe Basin (HB) Unit. The HB13-36-13-102 well (50% WI, non-operated) was drilled to an approximate TVD of 11,150 feet and a TMD of 14,330 feet. A production liner was run into the lateral portion of the well. Completion efforts are tentatively planned in 2009 after weather conditions improve and lease stipulations expire. On the northern end of Kodiak’s leasehold in the Coyote Flats (CF) Unit, the CF #14-36-14-100H (50% WI, non-operated) well is currently drilling horizontally at an approximate TVD of 11,750 feet. It is anticipated that completion efforts on this well will commence following the drilling operations in early 2009.

Management Comment

Kodiak’s President and CEO Lynn Peterson said: “We are pleased to have reached TD on our first well testing the middle Bakken formation in Dunn County, N.D. As this was the first well with the new-built rig, we experienced minor start-up delays, as anticipated. We also experienced delays typical to new crews and particularly harsh winter-weather field conditions. We fully expect to improve drilling efficiencies on our current MC #16-34H well. The oil shows encountered during drilling the MC #16-34-2H are encouraging, however economic quantities of hydrocarbons can only be determined after hydraulic fracture stimulation operations and the ultimate completion of the well.”

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. For further information, please visit http://www.kodiakog.com/. The Company’s common shares are listed for trading on the NYSE Alternext US Exchange under the symbol “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development programs, the Company’s expectations regarding the timing and success of such programs and the timing and availability of financing to satisfy the capital requirements, and the Company’s expectations regarding the future production of its oil & gas properties. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, uncertainties regarding the Company’s liquidity and capital requirements and the availability and cost of capital necessary to fund the Company’s current plan of operations, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.